EXHIBIT 1.01
Conflict Minerals Report of ESS Tech, Inc.
For the Year Ended December 31, 2025

Introduction
This Conflict Minerals Report (this “Report”) has been prepared by ESS Tech, Inc. (“ESS,” the “Company,” “we,” “us,” and “our”) in accordance with Rule 13p-1 under the Securities Exchange Act of 1934, as amended, and the requirements of Form SD (collectively, the “Rule”). All terms used but not defined in this Report shall have the meanings ascribed to them in Form SD, as adopted by the Securities and Exchange Commission (the “SEC”) pursuant to the Rule. A copy of this Report is also available on our website at http://investors.essinc.com/.
The Rule was adopted by the SEC to implement reporting and disclosure requirements related to Conflict Minerals as directed by Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. The Rule imposes reporting and disclosure obligations on SEC registrants in the event that Conflict Minerals were necessary to the functionality or production of products manufactured or contracted to be manufactured during the year for which the report is filed. The Rule requires a registrant to post its Form SD and Conflict Minerals Report (“CMR”), as applicable, on its website.
The term “Conflict Minerals” is defined to mean: (A) columbite-tantalite (coltan), cassiterite, gold, wolframite, or their derivatives, which are limited to tin, tantalum, tungsten, and gold (collectively, the “3TGs”); or (B) any other mineral or its derivatives determined by the Secretary of State to be financing conflict in the Democratic Republic of the Congo (“DRC”) or any adjoining country. The adjoining countries include: the Republic of the Congo, the Central African Republic, South Sudan, Rwanda, Uganda, Zambia, Burundi, Tanzania, and Angola. These countries along with the DRC are collectively referred to as the “Covered Countries.”
The Company determined that 3TGs were necessary to the functionality or production of products that it manufactured or contracted to manufacture during the 2025 calendar year. Therefore, the Company conducted a reasonable country of origin inquiry (“RCOI”) in good faith to determine whether any of the 3TGs in its products originated in the Covered Countries. This Report describes the measures the Company took to exercise due diligence on the source and chain of custody of the Conflict Minerals, the Company products that may contain 3TGs and are, therefore, within the scope of the Company’s Conflict Minerals program, the facilities that may have processed the 3TGS that were necessary to the functionality or production of those products, and the efforts the Company took to determine the mine or location of origin of those 3TGs.
This Report has not been audited.
Certain information contained in this Report may constitute forward-looking statements. These forward-looking statements can be identified by the use of forward-looking terminology, including the words “believes,” “estimates,” “anticipates,” “expects,” “intends,” “plans,” “possible,” “may,” “might,” “will,” “potential,” “projects,” “predicts,” “continue,” “could,” “would” or “should,” or, in each case, their negative or other variations or comparable terminology. These statements are not a guarantee of future performance and involve risks, uncertainties and assumptions that are difficult to predict. These risks include but are not limited to, our ability to successfully implement the steps indicated in the “Risk Mitigation and Due Diligence Improvement” section of this Report and other factors. Except as required under the federal securities laws and the rules and regulations of the SEC, we undertake no obligation to update publicly any forward-looking statements contained herein.
Company and Product Overview
ESS, headquartered in Wilsonville, Oregon, is a long-duration energy storage company currently specializing in iron flow battery technology. At our Oregon headquarters, we design and produce long-duration batteries predominantly using earth-abundant materials that we believe can be cycled over 20,000 times without capacity fade. Our batteries provide flexibility to grid operators and energy assurance for commercial and industrial customers. Our technology addresses energy delivery, duration and cycle-life in a single battery platform that compares favorably to lithium-ion batteries, the most widely deployed alternative technology. Our iron flow battery technology provides reliable, safe, long-duration energy storage. Our product offering has evolved to the Energy Base, a gigawatt-scale, long-duration energy storage solution designed for grid-scale applications and to deliver up to gigawatt-hour storage capacity for 10+ hours, providing a scalable and customizable solution to meet various project requirements. Because we designed our batteries to operate using an electrolyte of primarily salt, iron and water, they are sustainable and substantially recyclable. For further discussion of our products, see our Annual Report on Form 10-K for the fiscal year ended December 31, 2025. The information contained in our Annual Report on Form 10-K is not incorporated by reference into this Conflict Minerals Report or our Form SD for 2025 and should not be considered part of this Conflict Minerals Report or the associated Form SD.
Supply Chain and Reasonable Country of Origin Inquiry
ESS’ supply chain includes both direct and indirect suppliers, including distributors and non-manufacturers. The Company does not purchase Conflict Minerals directly from mines, smelters or refiners and makes no direct purchases in the Covered Countries. Therefore, we must rely on our direct and indirect suppliers to provide information on the origin of 3TGs contained in the components used in our energy storage products.
Leveraging the Responsible Minerals Initiative’s Conflict Minerals Reporting Template (“CMRT”), our due diligence procedures and Reasonable Country of Origin Inquiry (“RCOI”) consisted of surveying our direct and indirect suppliers confirmed to have supplied products that were used to manufacture our energy storage products. The CMRT requests information regarding the smelters, origins of Conflict Minerals, supplier due diligence programs, and whether the materials originate from recycled or scrap sources.
We made good faith and reasonable efforts to contact all of our suppliers that supply components listed in our product bill of materials that potentially utilize materials that may incorporate Conflict Materials to complete the CMRT. We issued the CMRT survey questions to our suppliers through our online supplier communications portal. Non-responsive suppliers received multiple reminders.
As part of reviewing the completed CMRT surveys, we assessed the responses for reasonableness by reviewing the completeness of the surveys provided.
ESS received 65 responses carried forward from the previous reporting year and two responses for suppliers added in 2025. Responses from the 67 suppliers varied, but the majority of the completed responses confirmed that the product supplied did not contain 3TGs. Of the responses that did identify 3TGs in the product supply, some confirmed that none of the smelters used in the supply chain sourced 3TGs from the Covered Countries, while other suppliers indicated that it was not known if Conflict Minerals were included in the supplied materials. One supplier indicated smelters in its supply chain sourced 3TGs from conflict-affected and high-risk areas and confirmed implementation of due diligence measures for responsible sourcing and corrective action management, as part of its SEC Conflict Minerals reporting requirements pursuant to the Rule; however, no products provided to ESS using Conflict Minerals were listed in the supplier’s responses to the CMRT. Some suppliers provided a generalized policy statement that prohibited Conflict Minerals in the supply chain but relied on the sub-suppliers for compliance.
Based on information obtained from supplier responses to the CMRT and subsequent follow-up communications with the Company’s suppliers, ESS has identified risks in its supply chain and is working to mitigate them by collaborating with industry initiatives and enhancing our supplier engagement processes, and ESS has not identified any known uses of Conflict Minerals in supplied materials. Given certain information limitations of its suppliers, however, ESS does not have sufficient information to determine the country of origin of all of the 3TGs in the Company’s supply chain and is unable to confirm that the 3TGs contained in the components used in its energy storage products are conflict-free.
Risk Mitigation and Due Diligence Improvement
The Company has continued its ongoing due diligence and compliance efforts through continued dialogue with suppliers, evaluation of its current supply chain, execution of its Conflict Minerals Policy (as described below), and the inclusion of Conflict Mineral inquiries as part of its new supplier onboarding diligence procedures. ESS will take reasonable steps to avoid the inclusion of Conflict Minerals in its supply chain unless they are conflict-free and intends to take the following steps to improve the RCOI and due diligence conducted to further identify and mitigate the risk that its energy storage products contain Conflict Minerals from sources that support conflict in the Covered Countries:
•continuing to educate its suppliers regarding the reasons for requesting the CMRT responses;
•continuing to seek to include in new supplier agreements a commitment by the supplier to take steps necessary to enable the Company to comply with the Rule; and
•continuing to engage with suppliers to improve the accuracy and completeness of the information provided to the Company about the Company’s supply chain.
ESS Conflict Minerals Policy
ESS has adopted a Conflict Minerals Policy (the “Policy”) and posted it on the ESS Investor Relations website to communicate to the public and the Company’s supply chain its commitment to conduct reasonable due diligence on its supply chain to assure that any Conflict Minerals in its products are not being sourced from the DRC or an adjoining country controlled by non-government military groups or unlawful military functions, and that the Company will not knowingly use Conflict Minerals that are benefiting armed conflict. The Policy can be found at http://investors.essinc.com/.